Exhibit 23.3

January 5, 2017

American Airlines, Inc.

4333 Amon Carter Boulevard

Fort Worth, TX 76155-2605

Re:	American Airlines, Inc. (the “Company”) Ten Airbus A321-231S,
Three Boeing 737-800, Three Boeing 787-8, One Boeing 787-9 and
Seven Embraer ERJ 175LR Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above, (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Risk Factors — Risks Relating to the Certificates and the Offering,” (e) “Description of the Aircraft and the Appraisals – The Appraisals,” (f) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes,” (g) “Appendix III—Summary of Appraised Values” and (h) “Appendix IV – Loan to Value Ratio Tables” and (iii) references to our firm under the headings “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” “Risk Factors – Risks Relating to the Certificates and the Offering,” “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement, expected to be dated on or about January 5, 2017, and the Company’s final Prospectus Supplement, in each case relating to the offering of American Airlines, Inc. Pass Through Certificates, Series 2017-1, Class B.

Sincerely,

MORTEN BEYER & AGNEW, INC.

By:	/s/ Robert F. Agnew
Name:	Robert F. Agnew
Title:	President & CEO

2101 wilson boulevard  |  suite 1001  |  arlington, virginia 22201

phone: 1 703 276 3200  |  fax: 1 703 276 3201

www.mba.aero